Exhibit 99.1

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

November 19, 2014

4:15 p.m. ET

Operator:	Good day, ladies and gentlemen. And welcome to the Newtek Business Services Third Quarter 2014 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, this conference call is being recorded.

I’d now like to turn the call over to your host, Barry Sloane. Please go ahead.

Barry Sloane:	Good afternoon, everyone. And welcome to the third quarter 2014 financial results conference call. I am Barry Sloane, Founder, President and CEO of Newtek Business Services Corp., a NASDAQ company and I have here with me today that will help me on the presentation, Jenny Eddelson, our Chief Accounting Officer and Treasurer.

We certainly appreciate the opportunity to present today. This particular presentation was delayed a couple of days past, our typical earnings release, due to the fact that we just closed a capital raise a couple of days ago.

I do want to point out before we go into the Safe Harbor statement that today’s presentation will primarily reflect, obviously our third quarter results. There will be some forward leading statements. However, I think that we are basically positioning ourselves today for our third quarter as a C Corp, which is want we were and going forward, we recently converted to a business development corp.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

So the format of our presentation will clearly change in quarters going forward down the road. Today we are going to give some forward statements and forecast based on what we look like as a BDC, but also what we have done in the third quarter as a C Corp and there will be some follow through on fourth annual results as a C Corp.

With that, I would like to ask Jenny Eddelson to go over the Safe Harbor statement.

Jenny Eddelson:	The following discussion of our financial condition and results of operations is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial position of the company, together with its subsidiaries.

This discussion and analysis should be read in conjunction with the condensed consolidated financial statements and the accompanying notes contained in the company’s quarterly report on Form 10-Q for the period ending September 30, 2014.

The statements contain herein may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a Safe Harbor for forward-looking statements.

In order to compile with the terms of the Safe Harbor, we note that the variety of factors could cause our actual results to differ materially from the anticipated results expressed in the forward-looking statements, such as intensified competition and/or operating problems in its operating business projects and their impacts on revenues and profit margins, or additional factors as described in the company’s annual report on Form 10-K and other filings with the SEC.

Barry Sloane:	Thank you, Jenny. I would like to call everyone’s attention that we’d like to follow along on the presentation to our Web site thesba.com and to the Investor Relations section. This PowerPoint is present there as well.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Looking at our Q3 2014 financial highlights, Newtek recently affected a 1 for 5 reverse stock split on October 22nd.

All the share data that we will be talking about today has been adjusted to reflect the reverse stock split, as well as the increased numbers of shares based on the recent reverse stock split in the BDO transaction, the business development corp transaction. Closing stock price as of 11/08/14 yesterday was $13.12, today we closed at $13.40.

Pretax income for the quarter was $4.5 million, an increase of 132 percent. Net income attributable to Newtek Business Services Inc. was $2.6 million, a 45 percent increase over the prior quarter – over the same quarter in the prior year.

Diluted EPS was $0.34 a share, an increase of 41 percent that, obviously, was an increase over Q3 2013, operating revenue was $30.2 million, an increase of 9.8 percent over Q3 2013, adjusted EBITDA $6.7 million, an increase of 52 percent over Q3 2013.

And for the nine months ended (September 30, 2019), diluted EPS $0.86, an increase of 26.5 percent over the same nine months last year 2013 quarter ended September 30, 2013. And for the nine months ended September 30, 2014, GAAP diluted EPS was $0.71, an increase of 4.4 percent over GAAP EPS of $0.68 for the nine months ended September 30, 2013.

Our Small Business Finance segment pretax was $4.2 million, an increase of 145 percent over Q3 2013 and Small Business Finance revenue was $10.9 million, an increase of 44.5 percent over Q3 2013.

Our operational highlights on page number 3, we originated $48.7 million worth of loan to 50.1 percent increase over Q3 2013. And in the month of October, we funded $25 million worth of loans, an increase of 47 percent. We hope and anticipate that we will have a fourth quarter of approximately $75 million worth of loans, which will be our largest quarter ever.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

The Small Business Finance segment closed an additional $23 million an additional financing with Capital One Bank. They are our senior warehouse lender for our existing SBA 7(a) business, increasing the total size of revolver to $50 million for Newtek’s Small Business Finance.

Total capital available from – total capital – total financing available through Capital One Bank is $70 million. Of this $70 million is $10 million term loan, which is fully amortizing and $60 million of revolving lines of credit, which are primarily used for the SBA 7(a) business.

The $10 million term loan was used to refinance 10 million of mezzanine capital, which was previously on our books from Summit Capital Partners, by refinancing that off in recent quarters, we reduced our annual interest expense by more than a $1 million over 1,000 basis points. So as you look at our earnings over the course of the last several years those are with in excess of an 18 percent interest rate on our capital.

Newtek’s Small Business Finance maintains its position as the largest non-bank 7(a) lender by dollar volume of loans for the 12-month period ending September 30, 2014 according to the SBA.

Also we announced today that Newtek has entered into an exciting new partnership with Secure, acronym SEQR, which is a company owned by Seamless, which is a Swedish Stockholm-based company. And Seamless positioned itself as the world largest supplier of payment systems for mobile phones.

Obviously, the mobile payment business is an extremely important valuable business in the marketplace today. We are really excited about our opportunity to work with Seamless bringing over their customer base to us, their technology, they have decided to use – utilize Newtek and its Secure Gateway for to provide the ability to ACH money from a consumer into a business account and essential avoid interchange and debit and credit.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

We are excited about this opportunity. We think it will give us tremendous lift to our payments business and we look forward to talking about it further in this presentation and quarters to come.

Previously, as a C Corp, we obviously had given out guidance for the entire year of 2014. We are maintaining that guidance. We estimate a 12.1 percent revenue increase on a consolidated basis over 2013.

We are looking at adjusted pretax income at the midpoint of approximately $13.5 million, that’s 21 percent increase over 2013, adjusted diluted EPS midpoint of $1.15, that’s a 15 percent increase over 2013, GAAP diluted EPS and adjusted EBITDA midpoint of $26 million that’s a $26.2 million increase over 2013 adjusted EPS.

Recently Newtek Business Services Corp. went out to solicit its shareholder through proxy and I believe held its Shareholder Meeting Day on October 22nd, we went out with five or six proposals, all those proposals were voted in excess of 90 percent by existing shareholders and where the insiders were excluding the one particular vote, we got a 95 percent approval rating.

Newtek recently is converted to a business development corp and obviously, this new structure is expected to result in significant tax efficiencies for the company, as well as to pay an attractive dividend to shareholders.

We anticipate in Q1 2015, a dividend of $0.38 a share. We anticipate an average quarterly dividend, cash dividend I should say for 2015, of $0.45 a share and at the current stock price of $13.12, which was yesterday’s stock price, that would be cash yield of 13.7 percent.

In connection with the conversion, Newtek is currently a C Corporation that in 2015 will elect a RIC, registered investment corporation status, where in effect has to distribute retain earnings to the shareholders.

In doing so, upon making the RIC collection which we clearly intend to and anticipate doing, we will have to pay a special mandatory dividend, that is mandatory that we distribute to retain earnings of NewTek Business Services Corp., excuse me, Newtek Business Services Inc. legacy business to new shareholders.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

After, Jenny Eddelson computes our taxes, which will probably be around April or May for the 2014 period, we will most likely call a Board meeting and we will announced the special dividend. I think it’s anticipated that dividend will be paid in the fourth quarter.

In the final prospectus that we put out, that dividend was $4.50 a share based on June 30, 2014 financial information, all that is in the registration statement. We anticipate that dividend will be paid 80 percent in shares of stock, 20 percent in cash, we anticipate that dividend will be a qualified dividend, the cash we anticipate will be there and available to cover the tax that would be incur based upon the entire dividend. But we think this is for new annual shareholders a nice special add-on on top of the 13.7 percent yield, the special dividend is anticipated to be about $4.50 a share.

Newtek is an internally managed BDC or business development corp. For those of you that are familiar with business development corps, majority of them are externally managed, where the management team pays itself a management fee and the percentage of the ops or increase over a base rate. There is no management fee or incentive fees, everything is internally done.

Most internally managed BDC’s trade a median price to NAV of approximately 1.5 times NAV. The pro forma NAV at June 30, 2015 after the capital raise, including the GreenShoe over-allotment was $15.50.

Clearly, our current closing price today of $13.40, we are trading at a discount NAV. We think that should be especially attractive for those that believe internally managed BDCs should trade at a premium.

In the recent equity transaction, we sold 2.53 million shares at a public offering price of $12.50, total gross proceeds of 31.625 million. I think what was important is we went out on the roadshow with 2 million share raise. We increased the amount 10 percent to 2.2 million and the Greenshoe is exercised to get us to 2.53 million.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

In the syndicate structure, the joint book-runners, JMP Securities, Ladenburg Thalmann and co-manger of Lebenthal, the group did a tremendous job. We were well oversubscribed. We had institutional orders in excess of 2.4 million, retailer orders in excess of 2.5 million.

And we look forward to – well actually the investors themselves formally filing the forms that they need to. Very impressive institutional ownership, which we think will get us over 3 percent institutional ownership. So you take that plus the insiders, we’ve really dramatically changed the profile of institutional versus retail ownership.

Mind you, the insiders still own in excess of 22 percent of the outstanding shares that would include myself, the other founder, Jeff Rubin, Executive Management Team and the Board.

On slide number 7, there is a conversion structure of the new Newtek Business Services Corp, the Business Development Corporation. Part of the BDC obviously is Newtek’s Small Business Finance, our licensed non-bank SBA lender, the largest non-bank SBA lender in the United States in the top 10 including banks.

We are going to go through sort of the SBA loan product in this presentation and make sure that new shareholders fully understand how this product works, how we get our rates of return and how this works going forward. Our other portfolio companies which will all qualify under the 70 percent BDC test. We currently have nothing in the 30 percent bucket. Newtek Business Credit, 100 percent owned. We’ve owned this business for over 10 years.

Newtek Merchant Solutions, 100 percent owned, we’ve owned this business for over 10 years. Newtek Managed Technology Solutions, we own 100 percent of it, we’ve owned it for over 10 years. Newtek Insurance Agency, 50-state licensed broker insurance agency, we’ve owned it for over 10 years.

Newtek Payroll Solutions, four years of ownership, we own 90 percent of it. The reason why I kept talking about the ownership and the management of these entities is we believe these represent fairly low risk choices for those investing in BDCs.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

We are not investing in other people’s businesses. We are not lending to other people’s businesses. These are businesses that we own, operate and control. We own Newtek Small Business Finance and our non-bank SBA lending business since 2003.

We know these businesses well. Yes, when you develop businesses, when you don’t know them you tend to make mistakes. But we’ve known them for well over 10 years. I’d like to believe we’ve gotten the bugs out and these businesses with very little leverage and prior expensive costs of equity capital have really generated some very nice returns.

So we look forward to being able to access to capital markets that we’ve done recently, with our cost of capital being at the dividend rate, being able to get lower cost of debt financing as we go forward and really growing the operating leverage of this entity, not only to provide an attractive dividend but an ever-increasing dividend as well, as we are hopeful that the market will appreciate the fact that the enterprise values of these operating businesses should clearly exceed NAV and generate some nice premiums down the road.

On slide number 8, Newtek’s Small Business Finance for Q3 2014, pretax income increased 145 percent to $4.2 million. Revenue of our Small Business Finance, our licensed SBA lender increased by 44.5 percent to $10.9 million. We originated $48.7 million of loans, 15.1 percent increase. We funded $25 million worth of loans in October.

As we said earlier, we increased our Capital One Bank line to $70 million, with the largest non-bank SBA lender in the U.S. for the 12 month period, tenth largest including banks. And we primarily anticipate using the funding and the capital from the raise to primarily grow the SBA 7(a) business, as well as to add opportunity within the business services footprint.

We’ve recently signed some new attractive alliance partners like UBS’ retail system and Randolph-Brooks Credit Union and others. When you look at Newtek’s Small Business Finance in 2013, our pretax return on capital in the lender was almost well in excess of 35 percent, 36.5 percent.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

If you take a look at our capital at 12/31/12, the pretax income of $9.2 million, great returns. We think that our return on capital on Newtek Small Business Finance will be in excess of 40 percent in 2014, which is one of the reasons why we wanted to deploy the majority of the capital in this particular business.

In studying Newtek Small Business Finance, we talked about it being a specialized SBA government guaranteed lender, the average size of our current loan is about a $1 million. 75 percent is full faith and credit U.S. government guaranteed. When we make these loans, we typically sell a government guaranteed participation certificate into the market, netting a 113 percent premium to par.

We then have created a 25 percent senior secured uninsured participation certificate, very important, uninsured but not subordinated of $250,000. In our current portfolio size, if you look at our schedule investments in our prospectus is a $150,000 of uninsured loan participations. So those of you that are – are typically used to investing in BDCs, the average BDC loan is $5 million, $10 million, $15 million, $50 million. So you’ve got big loans in that portfolio.

With Newtek in this particular segment, you’re looking at $150,000 average loan balances that are not subordinated, that are not trenched. They are senior secured, they flow quarterly over time. So the borrowers pay a current rate of 6 percent with a 7 to 25-year amortization schedule and there is a liquid secondary market for the government guaranteed piece.

This is a program that has been in the market for over 61 years, the SBA 7(a) program. It’s historically returned money to the U.S. Treasury. And for Newtek and its shareholders, this provides real good returns and for borrowers, they get great loans. They get 6 percent floating-rate loans with long-term amortization schedules.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Importantly, as we’ll demonstrate on the next slide on 11, once we do a securitization and we securitize the uninsured loan participations and we sell the government participation off, which is almost done immediately, after we make a loan, the principal of the loan is returns.

On slide number 11, this is typical depiction of a $1 million loan. So when we create that $1 million loan, typically that day, we call up the 11 pool assemblers on Wall Street, we sell the government guaranteed piece. In this example, we net 12.5 percent premium, that’s $93,750. We, at that point of time, get a 100 basis points to service that loan. So the gain is less than 100 basis points. We capitalized that $18,630, getting a total premium income of over $12,380.

We received some smaller amount of packaging fee. On the uninsured but not subordinated participation certificate, we mark those participation certificates to market, we write that down typically by five points. This will change quarter-to-quarter based upon our mark-to-market discounted cash flow analysis as finally determined by the Board of Directors.

Referral fees paid to alliance partners, we have 0.75 of point in this example. I think historically it’s about 70 basis points. So the net risk-adjusted profit is $94,000 on a million loan. We see risk-adjusted profit because the uninsured loan participations.

We take a non-cash write-down of five points. When you run that through our discounted cash flow analysis at a 25 percent cumulative severity and one-third percent charge-off, that participation certificate yields 180 basis points higher than where our rated securitizations have been trading.

The net cash that is created once we do securitizations, which are currently not approximately every 12 months is a $11,250 above and beyond the $1 million that we lay out for the loan. So we actually do generate cash when we securitized the uninsured loan participations.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Clearly, we have grown our portfolio of loan originations over the last several years for approximately $68 million to $118 million to $177 million last year. I think we anticipate closing to $215 million to $220 million of 7(a) loans this year. One of the things that I think investor should be concerned about is as you grow loan originations, are you cutting credit quality?

Slide number 12 is a great depiction of the fact that we not only have maintained credit quality but we’ve improved it. As a matter of fact, if you look at our portfolio of loans which I want to repeat is a $150,000 average balances.

Now by the way these are not small loans, they are small loan participations over $1 million average loans at current origination. The number of startups which is really the most risky category of small business loans went from 20 percent in the portfolio, down to 6.6 percent. So we’ve significantly cut back the number of startups.

We’ve also significantly cutback the number of business acquisitions, probably the second most risky category of small business lending. By the way, not all of these loans are bad but we want to obviously pick the better ones or better opportunities that we have coming to us through the referral system and existing businesses went from 54 percent to 79.6 percent.

Our average weighted FICO score went from 675 to 704 and our weighted average current LTV went from 78 percent, down to 73 percent. Our concentrations where we had 21 percent state concentration in Florida, as of 12/31/2010 went down to 11.4 percent. So you could see diversified portfolio, fewer startups, more existing businesses, first lien on commercial real estate very high and (indiscernible) percent of our loans are currently secured by the real estate.

On slide number 11, you can take a look at the growth of our servicing portfolio. This is servicing for own account and servicing others. We are an S&P rated servicer. This portfolio has grown significantly. We also have a four-year contract with the FDIC when they take on banks to service their performing and non-performing loans.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

The Electronic Payment Processing segment, which historically has been an important component of Newtek, we have been in this business for over 12 years. The EPP business now becomes one of our portfolio companies. For Q3 2014, pretax income increased by 17.6 percent. We had a real good quarter. We’ve also announced that we are now part of the AMEX Blue program.

So AMEX Blue program, which is probably 50 percent of our loan volume, we are now going to get the same types of margins that historically we’ve gotten on Visa and MasterCard. This should be real good extra bottomline income, particularly for 2015. We are able to convert all of our merchants over through new applications.

We have over 15,000 business accounts in this portfolio. By the end of the year, we anticipate our processing volume will be somewhere near $4.7 billion to $4.8 billion.

And we talked about earlier this recent new partnership with SEQR in the press release that we put in earlier today really puts us in a great position to be state-of-the-art for mobile payments. We also have a great strategy relating to offering tablet-based POSs for those of you that have recently walked into new up and coming restaurants or for that matter travel and airports.

You can see that the methods of taking payments going forward are from mini iPads or iPads. The micro systems or other types of all POS systems a little bit antiquated. These are less expensive. They are mobile related. Retailers and restaurants are going to them. We are able to provide those solutions to clients in better gateway and our payment processing capability in it.

We have put the electronic payment processing business into the BDC at a 4.75 multiple to EBITDA, valued at $44 million. When you look at some of the comparative publicly traded companies, like Heartland at 9.1 and Vantiv at 10.24, we obviously feel this is a conservative and attractive valuation. And it’s that valuation that makes up the $15.50 NAV.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Managed Technology Solutions on slide number `15, we owned a 100 percent of it and been operating this business since 2004. We have over 106,000 business accounts. The MTS pretax income declined by 8.7 percent. This is a business that has been under some pressure under a modest decline. We are very positive about cloud computing or managed technology solutions.

According to Gartner, cloud computing is expected to have a great future and experience significant growth. Enterprises will spend approximately $920 billion over public cloud services over the next five years. We think that we are well-positioned in the marketplace.

We recently this year made some senior management changes to redirect the company. I think historically we have been slow in repositioning out of Microsoft primarily products, and our product line is much more diverse.

And we are offering real attractive opportunities for designers, developers and resellers to work with us, work at our military strength proof facility in Phoenix, Arizona where we are around 24/7.

From a valuation standpoint, this business we valued at $22 million, 3.75 EBITDA multiple, obviously competing entities like in Endurance, Rackspace, 12 to 7 times EBITDA valuations. We are very constructive about this business and we think that investors that are investing in our organization are getting fairly conservative valuations.

Speaking of valuations, we are comparing ourselves going forward to internally managed publicly traded BDCs, entities like Hercules, HTGC, KCAP, KCMP, Bank Street, Main, Triangle, TCAP. When you look at the valuation of these entities, the median yield 9 percent and three of the four of them had yields lower than 9 percent. The median NAV, 1.5 times.

So we think there is real interesting comparisons between Newtek Business Services Corp. and these other internally managed BDCs. We are real happy with how we are positioned in the marketplace. Current number of outstanding shares 10.2 million. Market cap as of yesterday’s close 133 million, we are probably close to about 140 million as of today.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

In summation before I turn over the presentation to Jenny for a financial review, we talked about our great position in the SBA space. We talked about returns on investment in excess of 30 percent and 40 percent, 30 percent 2013, 40 percent this year. We talked about us being in business a long period of time.

We have been publicly traded since September of 2000. We have been in the lending business for 11 years, so we are not a newbie to this. We have got an 11-year track record of loan default frequency and severity statistics.

Management’s interest very much aligned with shareholders. Prior to the raise 30 percent, I myself own in excess of 13.4 percent of the shares in name. This is all prior to the recent raise. Post the raise, we are still in excess of 22 percent. We are looking at a current dividend cash yield for 2015 to be about 13.7 percent, a $1.80 for the year, $0.45 on average, with $0.38 in the first quarter. We talked about our attractive comparison to other internally managed BDCs.

From a risk standpoint you are owning businesses that have been around, from the business services standpoint that we have operated and managed for over 10 years. Loan portfolio, floating rates, no cap under 50,000 average balance. You are investing in a company that’s an S&P rated commercial small balanced servicer and has accessed the capital markets four times since 2010 doing four successive securitizations. We also have a very unique financial technology platform, in which we acquired customers called the NewTracker system.

We have received the patent on the NewTracker system. There is more information on this in our Ks and Qs, but the best way to describe it is it’s salesforce.com for a business referral process. For the use of a NewTracker system in 2013 we looked at $4 billion of loan opportunities. This year we looked at $5 billion. We actually reject 98 percent of a 100 lending opportunities that come to us. So we are very selective that way and we are able to do that cost effectively.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Those are financial highlights of the company. We realize this is a little bit longer than normal, but we have a lot of material to cover. And now, I am going to turn the financial review over to Jenny Eddelson.

Jenny Eddelson:	Thank you, Barry. On a consolidated GAAP basis for Newtek Business Services, Inc. our third quarter results were as follows. We had operating revenue of $38.2 million, a 9.8 percent increase over the third quarter of 2013. Pretax income was $4.5 million, 132 percent increase compared with the year ago quarter. Net income increased by 45.3 percent to $0.6 million and our diluted EPS were $0.34 per share, up $0.10 or 41.7 percent from the third quarter of 2013.

Slide 22 represents the summary of our third quarter 2014 revenue and pretax income or loss and adjusted EBITDA by segment compared with the year ago period. Electronic Payment Processing segment revenue increased by 3 percent to $22.7 million from $22.2 million.

Processing revenue less processing cost or margin increased from 14.6 percent in Q3 2013 to 16.1 percent in the current quarter due to the implementation of a monthly noncompliance fee in the third quarter of 2014. Pretax income was $2.2 million, an increase of 18 percent from $1.9 million a year ago and primarily due to the increase in margin dollars.

The Small Business Finance segment had a 45 percent improvement in total revenue increasing by $3.4 million to $10.9 million for the third quarter of 2014. The majority of this increase is in servicing fee income, which increased to $2.6 million for our combined portfolios. Our aggregate servicing portfolio grew to approximately $1.1 billion, an increase of $469 million or 74 percent quarter-over-quarter.

Interest income increased by 36 percent to $1.7 million, as a result of the average outstanding performing loan portfolio increasing by 39 percent quarter-over-quarter. The third quarter 2014 average net premium on the sale of the guarantee portions of our loans was 13.19 percent as compared to 10.74 percent in the third quarter of 2013.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Total expenses for the lending segment increased by $791,000, the majority of the increase in expense was in salaries and benefits due to the addition of staffing all departments to the lender. Overall the lending segment had pretax income of $4.2 million, 146 percent improvement over the third quarter of 2013.

Managed Technology Solutions segment revenue totaled $3.8 million for the third quarter of 2014, a decrease of 14 percent compared with the year ago quarter, while the segment realized an increase in the average monthly revenue per plant, the total number of Web hosting plants continued to decline during the third quarter of 2014.

Total expenses also decreased primarily in G&A cost resulting in a $560,000 reduction in total expenses compared to the year ago quarter. Pretax income was $804,000, down 9 percent from the third quarter of 2013. The all other segment which primarily represents results from our insurance and payroll subsidiaries had a pretax loss of $368,000 in 2014, a $57,000 increase in loss over the year ago quarter

While current quarter revenue increased by $50,000 mostly related to our insurance division, total expenses also increased by $107,000 due in part to the settlements of a legal dispute in the third quarter of 2014.

The pretax loss for our corporate segment increased by $190,000 in the current quarter due to an increase in interest expense in the corporate segment, resulting from the new credit facility. The pretax loss in our CAPCO segment improved by $148,000 in the current quarter decreasing to a pretax loss of $229,000.

And finally slide 23 reflects our reaffirmed adjusted full year consolidated operating company guidance for 2014 as well as guidance by segment for revenues, adjusted pretax income or loss, and adjusted EBITDA. I would now like to turn the call back to Barry.

Barry Sloane:	Thank you, Jenny. Operator we would love to open up the call to any questions.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Operator:	If you have a question, please press star, then one. If you have a question, please press star, then one. Our first question comes from Chris York with JMP Securities. Your line is open.

Chris York:	Good afternoon guys. And thanks for taking my questions. Barry, I just wanted to see that you have historically been able to cross sell about one in eight borrowers to other business services on the Newtek platform. With the strong origination outlook that you just gave us, how are you thinking about the ability to further cross sell into other businesses?

Barry Sloane:	Sure, Chris. I think that the lending clientele from a client count is the smallest.

When we do work with borrowers, we obviously look at their payroll accounts, their processing account, their insurance policies, effectively as part of the collateral package because a business owner that has the right workmen’s comp, has the right payroll solution, has the right payment solution, that makes their business better or for that matter, think about a dentist that’s got all their data on a server.

If ultimately you got a liquidation event, you really want all the data on the server to be able to resell the business. And in addition, a dentist that has its server sitting in a closet is at risk for a HIPAA compliant violation.

So that’s obviously one way that we’ve been able to cross-sell and cross-market. But we clearly don’t force clients to take our services but it is part of the collateral package. And it will help improve their likelihood of getting approval when it goes into credit underwriting committee.

In the other particular areas, the business must do, fit together. So when you think about ecommerce, the hosting of the site, the taking of the payment, the gateway and Web design will go together or for that matter on the benefit side, payroll, Workmen’s comp, health and benefits particularly today, it goes together.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Going forward, we are going to do a better more aggressive job particularly with capital raise, putting more dollars in the marketing to making sure we do a better job of cross-selling and cross-marketing, going forward and drilling into the database. I think it’s important to note if an existing business comes to us, which is the preferred customer opportunity versus totally new company.

It’s pretty hard to change all the providers up front. So which I hope to do is close one opportunity. We messaged them regularly. I think we put out close to $90,000, excuse me – 90,000 new letters a month to our customer base with about 15 percent over rate.

Cross-selling, cross-marketing is important to us. They have to be overall synergies. We look forward to being able to put out better and more impressive statistics financial bottom line. There is lot of upside in that in our particular portfolio.

Chris York:	Got it. That makes sense. And then switching gears just a little bit, so again thanks for the update on this $75 million loan expectation in Q4 and great job on the $25 million in October. So is this origination loan pace sustainable in 2015?

And if so, how are you thinking, well or what point would you potentially need more equity capital as the balance sheet leverage would probably start to approach the debt net equity level at one time?

Barry Sloane:	Sure. I think that we are thinking for 2015, given the dividend that we have projected. We are looking at about $280 million worth of 7(a) loans. And obviously we’ll be doing securitizations throughout the year.

I think our goal would be to access the market at some point I time 2015. Most likely it will be – I’ll say the third quarter plus or minus a quarter, we prefer it to be later than sooner. But that remains to be seen.

I think we have a lot of flexibility in our business model particularly relative to leverage cap. We’re currently very under levered in certain aspects of our business particularly the business service side, which has got effectively $10 million of debt. And right now, Chris that debt actually fits up as the holding company.

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We may need to make an adjustment where that debt comes down to the portfolio of companies and that gives us more room on the BDC cap. So as we move into the BDC world, we are happy and proud to say we’ve got, more glad to read that’s probably the top accounting firm in this area and so the one on legal side is advising us.

So we’ve got real good counsel and we have to figure this out strategically as we go along. But we’re pretty comfortable where we are. We don’t see us rushing back into the market any time in the near future, not necessary.

Chris York:	OK. Thanks for that. So how would I think about your – or have you thought about a potential target on balance sheet leverage level? I know other BDCs tend to float out to 0.6 to 0.8 times, as being in the level they are comfortable running the business. Have you guys put out anything, or thought about what level it makes sense there for your business?

Barry Sloane:	I would say, Chris, at this point in time, that’s going to be a bit of moving target. And the one thing I will tell you is we’ve just finished our roadshow and got tremendous receptivity. The primary utilization of the capital will be in the most levered side of the business and that is the 7(a) aspect.

It’s also the highest rate of return and we think with the most modest in that risk. In the business services side, we are effectively we could do acquisitions and probably get, call it 15 percent to 20 percent cash-on-cash yield without leverage. OK, that part of our business is going to buffer the FCA side of it. So as we think about targets, we’ll probably be a little bit more levered with respect to 2015 than we maybe in 2016 or 2017. Does that makes sense there?

Chris York:	It does, and I understand completely the complexity of it too, clearly with converting at this point, there is a lot of moving parts there so?

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Barry Sloane:	Yes. I want to point out one other thing. A significant part of our leverage is in securitization. Jenny, what is it $100 million right now. I’m sorry, it’s about 100.

Jenny Eddelson:	After this one.

Barry Sloane:	Right. So kind of employing, something that might happen in the near future, we might be safe to a $100 million, right in the business models going forward. It’s important to note that, that is non-recourse financing with our cash back. Very different than most PDCs, right?

Chris York:	Yes. That is a good point of differentiation. That’s it for me. So thank you very much for taking my questions, Barry.

Barry Sloane:	Thank you, Chris. Much appreciated.

Operator:	Our next question comes from Mickey Schleien with Ladenburg. Your line is open.

Mickey Schleien:	Good afternoon Barry. Given that you have lent to the small business market for a decade, and you’ve worked through a couple of cycles at this point, could you give us an idea of how those businesses – how the loans performed, both in terms of when the economy is expanding and contracting? And almost more importantly, because it seems the backdrop is pretty steady right now, how do they do when interest rates rise?

I think there is a concern out there that small businesses will struggle if and when the Fed starts to increase interest rates?

Barry Sloane:	Sure Mickey, I appreciate that. I think it’s important to note that we’ve lent over the course of 11 years and lower interest rates environment are sort of the byproduct in the last maybe four or five. Since the credit collapse in 2009 but we’ve been through higher rate cycle. The management team here has been gathering in excess of 10 years in the lending side.

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But Peter Downs, who is Chief Lending officer, sits on our board. He has been lending the small businesses over 25 years. I think that you would want to be real careful about anybody that tells you rising rate environment is good for anything. I don’t know unless they own an inverse bond of some kind. It’s just not true.

So I won’t tell you that it’s good for us. However, in the rising rate environment, number one, our rate – our loans are floating rate. Number two, there is a long am schedule. So yes the interest rate is an important component. But the real payment of modesty is driven by that long amortization schedule.

85 percent of our loans are collateralized by real estate. So in that rising rate environment, you typically have inflation. The real estate collateral becomes more valuable. And frankly if the business defaulters, based upon lower demand or higher cost to cover the debt service, the ability which is what we see all day long in our 11-year history in lending of a business owner to liquidate a house, to liquidate a piece of the commercial real estate to be able to continue to make the payments and stay in business is valuable.

Frankly, in the robust economy, the enterprise value of the business in and itself is more valuable. So although I do believe we suffer, holding everything else constant as our clients do in a rising rate environment, we don’t think it’s that significant to us versus other participants.

And we have observed that over the course of time. We have the default and delinquency statistics in our registration statement. We’ve got them in a private place to memorandums. Once again, using our discounted cash flow analysis, we estimate that we will survive one in four loans in our entire portfolio going back with a third severity which has been our history.

That is a very extreme severity we think that we are currently originating in a much lower rate. So we feel pretty good about where we are. The reason why we’ve been able to survive 11 years of a non-bank lender when most banks required government bailout, it’s conservative accounting and real conservative loan underwriting.

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Mickey Schleien:	Barry, what sort of I imagine that the management team is preparing the budget for next year and presenting it to the Board or maybe they have already done that.

But what is sort of the base case outlook that you are using for the economy next year in terms of GDP growth, and the direction of interest rates in terms of you are looking for, in terms of – as far as loan origination volume and more importantly, the terms that you are willing to go out with for the coming year?

Barry Sloane:	Sure. We are looking at loan origination volume of around $280 million. That’s the number that we have used to basically drive a component of our forward estimated projection for the dividend yield. In terms of the economy, we’re looking at 2 percent to 2.5 percent GDP and we’re looking for a modest rise in interest rates at this point in time.

I’d say a 0.25 percent to 0.5 percent but certainly not in the early quarter. The economy is still struggling. The federal reserve recognizes that and we do not see the federal reserve doing anything to raise short term rates in the near term.

Mickey Schleien:	OK. I appreciate that. Thanks for taking my questions.

Barry Sloane:	Thank you.

Operator:	Next question comes from Michael Kaplinsky with UBS. Your line is open.

Michael Kaplinsky:	Hey Barry. You touched on it a little bit, but just wondered if you could kind of expand on the primary rationale of why a BDC and how this is going to benefit your Newtek shareholders?

Barry Sloane:	Thanks Michael. I think the Board and management elected to bring to the shareholders of vote to convert to the BDC based upon our studying in the market and realizing that the benefit that we and our shareholders received from not having to pay corporate tax was quite useful. Jenny, in 2013, we paid about $6 million to $7 million.

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Jenny Eddelson:	Yes.

Barry Sloane:	$7 million. We think we’ll pay this year if you had to guess.

Jenny Eddelson:	Yes.

Barry Sloane:	OK. So we paid out about $7 million in corporate tax in ‘13 and ‘14. That is now cash flow that goes to shareholders, clearly a benefit. That cash flow effectively is reducing our cost of equity capital.

When you look at our company and we had a great experience on the road show, meaning a lot of people will say, this is one fantastic company, why are you so – why you value at this level. I won’t say we are over-value or under value you can.

The reality of it is, we are small. And you ask anybody on Wall Street, $140 million equity valuation of the business is under the radar screen, prior to the stock split, we were $2, $3 stock, so now we’re split. We’re interested more people. We got over 20 institutions that bought into the deal on the road show, we’re excited about that.

And our goal is to get the size of the BDC through cost effective equity raises. We’ve been able to demonstrate that we can earn higher rates of return, even with expensive capital, like the mezzanine debt that we recently paid off.

But we get this thing up to $200 million, $250 million. We’re going to show up the investment screen, hello, like much big universe of investors that really wouldn’t even think twice about investment in a stock like ours and the company that has been around for 11 years and its currently paying 13.7 percent dividend.

Matter of fact, if you compare us to the other guys, what are they have on us that they are bigger primarily, so if you think we’re going to get there and be able to bridge that gap, this is interesting.

So when we look at the BDC opportunity, we said, hey, this is a good opportunity for us to be able to raise cost effective, grow the business and benefit shareholders. And then if you think that these operating businesses have great enterprise value, beyond what is on the schedule of investments.

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I think that’s really important, when you look at the schedule investments which create NAV. There is no value placed on the fact that our lender has gone from $3 million of earnings to this year what $14 million.

Jenny Eddelson:	$14 million.

Barry Sloane:	On the guidance, the $14 million and next year, probably a much, much higher number to be able to pay off that dividend. That doesn’t show up on the schedule of investment.

The fact that, our processing business, probably, have bottomline growth this year in double digits, I mean, that growth have been show up on the schedule of investments. So if you actually get multiples on those things versus the modest valuation, we think this is a very attractive vehicle for shareholders.

Without this capital raise, I would not have stand in front of the types of investors that are going to show up as holders and people that can actually make major investments, provide capital and help us grow the business.

So we thought this is a great transaction and although, it certainly took a long time to get here. We are really happy that the legal department, the accounting department preserved to be able to get this thing through and I think, it’s going turn out to be a great event for our shareholders.

Michael Kaplinsky:	OK. If I could just switch gears for a second, you talked about your selectivity and how 98 out of 100 referrals get turned down? I was just kind of curious how that – can you maintain that selectivity and still be able to function well in those platforms, does that have – how does that impact you ability to stay on those platforms?

Barry Sloane:	Couple of things. Number one, what we found in lending is if you’re professional and you get the clients quickly and you tell them, no quickly. There is no problem saying no. It’s when you sort of and by the way, in our

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process we don’t tell them to go home, fill out forms and come back. We do telephonic interview. So we say no fairly, quickly, based upon what I will call just a general five season credit.

A couple of things we’re going to be doing. We’re going to picking up some interesting agent programs, where we’re going to do the assembly and layoff the risk to other funders that want to work with us, which we’re excited about. That’s going to broaden our menu and I don’t think its going to be a great income generator, but it’s going to help us close a lot of other business.

But in addition to that, being the largest non-bank lender for a couple of years in a row. We think we’re gaining some good speed, international TV campaign. We think we have new alliance partners in the pipeline that should add to the number.

So we think we’re going to continue to grow the gross numbers of referrals. We do not think, we’re going to be able to cut in the credit. Ultimately down the road, not a 2015 thing, but down the road we will have other non-SBA programs.

We may do something with the SBA 504 program, which just generates great high rates of return, where all the components get sold out sooner than later. So those are the things that we’re looking to do. And we’re very well-positioned to grow the business lending segment.

And very importantly versus other BDC, we’re really a direct lender. When I say that, we’re not buying packaged loans. We’re not buying loans from brokers. We actually speak to end customer directly and structure the opportunity, first of all, business owner. And we feel pretty good about where we are and the ability to grow the lending business without cutting into credit.

Michael Kaplinsky:	All right, Barry. Thank you.

Operator:	Our next question comes from Frank DiLorenzo with Singular Research. Your line is open.

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Frank DiLorenzo:	Thank you. Good afternoon. Switching gears, could you talk a little bit about the visibility you have going into the holiday quarter for your electronic gaming processing segment?

And also related to that business, how you see yourselves going forward strategically with a lot of the changes going on in the online space from Apple Pay to Google Wallet and Amazon? How that might impact your business longer term? Thank you.

Barry Sloane:	Thank you. Frank, it is fair to say that the payments business particularly over the last couple of years has got more and more competitive. And in order to be a double-digit grower, particularly on the revenue side, which is where we want to be, we’re currently a double-digit grower. On the bottomline not so much on the revenue side, you got to have the most cost effective solutions.

But most importantly, they’ve got to be technologically state-of-the-art and that’s why the press release that we put out this morning with respect to Secure is really kind of a big deal. There is two, well, one particular player that’s well known sort of in the wireless area, MCX and obviously the Apple Pay. But the issue with Apple Pay is Apple Pay uses a credit card.

So the great thing about Apple Pay is you’ve got the fingerprint identification on the phone, which is very, very valuable and been able to utilize the phone. But at the end of the day using a credit card because using a credit card the merchant effectively cost is in excess of interchange on the VISA and MasterCard.

There is an entity in the market called MCX that is putting out a product which is consortium of all the major retailers and Home Depot target, Wal-Mart and they’re basically going to be using ACH and debit to avoid the costly interchange. So the value proposition to the merchant which is important because in order to use the mobile wallet and grow in payments, you got to make the merchant happy and you got to make the consumer happy.

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So on the merchant side it’ reduced cost. Apple Pay doesn’t do that, OK. Yes, that might reduce cost slightly to Wal-Mart but turnout reducing cost anybody in their market, OK. Its convenience and they’ve done that. Its security through the use of the fingerprint ID but in course they haven’t done much. The other aspect to these devices are the loyalty and the rewards in the data.

So our deal was seamless and secure, using our gateway and our informational switch gives the consumer and the merchant, points programs, discount, all sorts of data information that the merchant wants from marketing. And most importantly, consumer wants discounts and breaks. We’re able to do that because we don’t have interchange, so that’s one of the growth area.

The other growth area is using tablet based POS. We have a great relationship with (Rebal), one of the leading players in the space to go to a merchant and be able to give them and fit them with hardware, software and the ability to take payments using mini iPad or an iPad very, very valuable. And lower cost on the current micros to the low cost system is very value. That’s where we see ourselves in the market competing head to head and when we get good top line and bottom line growth in the business.

Frank DiLorenzo:	OK. Appreciate that. Separate question regarding Web hosting and design that has been fairly weak.

Are you considering different options longer-term, whether it be spinning that off, selling some of the assets, or even partnering to see if you can turn that around and stabilize that business? Do you have options there, are you actively considering that? Thank you.

Barry Sloane:	Thanks for the question. My employees that work in that segment love that question because I manage that on regular basis but the reality because it is and I said this on other calls, we’ve been down that road with lending. Lending looked like it was the arbitrage for the year in 2009 and 2010.

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And we managed to ride the cycle out, turn it around and grow it. When you look at the gardener in the forest or surveys, relative to cloud computing and you look at small business owners that have towers under the desk and service in advantage. This is a growth business. So the reality of it is we will do a much better job of executing on the strategy, getting the message out there to the customer base and we don’t have any intension of discarding this business at this point in time.

With that said, they also say to my employees, my staff and everybody else, we’re all good for year and after that you’re on your own, myself included. So we got to perform. We got to turn this ship around but there is tremendous value in the business.

We been in the business 11 years and by the way that business historically, it carried this company and did a great job. We got great employees. We gave great staff. They are extremely hard working, very loyal and we’ll get that fix just a matter of time.

Frank DiLorenzo:	Thanks for your time.

Barry Sloane:	Thank you.

Operator:	Our next question comes from Casey Alexander with Gilford Securities. Your line is open.

Casey Alexander:	Good afternoon. Thanks for taking my question, and congratulations on your capital raise. The pro forma post offering NAV, did that – were you including the Greenshoe in with that calculation?

Barry Sloane:	Yes. Sure.

Casey Alexander:	OK, great. How – clearly – I am not sure, this is not your traditional BDC. When you look at the small business finance side of the business, how volume – can you give me some color as to how volume sensitive the earnings of the business are, and your feeling about its degree of economic sensitivity as well?

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Barry Sloane:	Sure. I think that we are more sensitive to volume, than we are to, having a 1 percent GDP or 0.5 percent GDP versus a 2 percent to 2.5 percent. I feel very good about underwriting, when you look at the risk share, where losses occur pro rata across the government guaranteed participation certificate, which is the governments risk and our interpretation certificate, we have a pretty good balance there.

So I’m not overly concern that with a slightly weaker economy. We are going to blow this 25 percent cumulative default rate that we have in our model which is really the risk on the balance sheet it’s the uninsured loan participation right.

Now relative to the concept of the volume, historically before this capital raises $31 million gross dollars, we really had to manage the capital, manage our borrower relationships and it’s little like the air traffic controller of LaGuardia Airport lining-up your loan fundings.

This give us more access to capital the ability to do larger more frequent securitizations and presumably and our expectation is a lower cost. The first securitization I think we cleared it like 5.75 percent yield I think the last one was approximately 3.5 percent we think we are going to get better in the next transaction in our future.

So I know I am not overly concerned about the increase in volume, and the ability to use some of these dollars to grow our marketing presence and expand our position as a small business authority.

I will tell you that there have been non-bank lenders in the history of the 7(a) market that have done a $1 billion worth of loans. So that’s not out of our realm. I don’t expect that to happen anytime soon, but clearly there is growth potential for us in the marketplace.

Casey Alexander:	OK. That’s great. Thank you. When you talk about – with your customers that you talk to them directly and you structure the opportunity, can you explain to me what you mean by structure the opportunity? Because it also sounds like every deal comes out with the flowing rate 6 percent coupon, floating rate off of prime. What is the structuring element of the opportunity?

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Barry Sloane:	Great. Let me explain what we do differently versus what number one, other non-bank lenders do or what banks do? So what other non-bank lenders do is they have 5, 10 underwriters and they wait for what’s known as a BDO or Business Development Officer to bring them a fully packaged 7(a) loan.

That fully packaged 7(a) loan that BDO knows the exact underwriting guidelines, knows the box, skews the financial projections, tells the borrower to hide the assets amongst the kids and in trust, and make sure that one of the two spouses is judgment proof.

And gets two to three points to do that transaction, that’s what our competitors do. So what do we do? Most independent business owners, they just know they need money. They don’t know whether they need a revolver or they don’t know whether they need a term loan.

We do have accounts receivable line of credit and factoring business. So we do provide revolvers collateralized by receivables at real nice haircuts. It’s a great business us. And going forward, we will be able to expand the menu. Most likely, we will layoff other types of credits to third parties.

But the reality of it is we’ll assemble that loan. When I use the term restructure, we speak to the borrower, we use real projections, we know where all the personal assets are, the multiple guarantors are. When I say restructure the loan, we put the loan together and don’t allow the borrower to structure against us from a credit perspective. Does that make any sense?

Casey Alexander:	OK. I have to forgive me, as somebody who is more proficient in a traditional BDC, we are used to seeing assets that are valued with the help of third parties. And you had some of these OPCOs that you have, you are showing valuations that appear to be extremely modest compared to the comps. Who helped you set those valuations for establishing NAV? Was that set by an approval process by the Board, or was there a third-party valuation firm that came in and helped you set appropriate valuations? How did you go about that process?

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Barry Sloane:	We use a third-party evaluation for that. Although I am not allowed to say their name, it is top three largest recognized valuation firm in the BDC market, that’s number one. And we actually recently used them to update before we did this transaction.

The Board determines those valuations in conjunction with help by management, but the Board signs off on these valuations and does in every single quarter and meet religiously and goes through a very extensive analysis, which looks at public comps as well as discounted cash flow analysis and forward projections.

On the lending side, let’s talk about the beauty of these uninsured loan participations that are averaging a $150,000.So we do securitizations. They cleared the market at yield spread with credit enhancement and it’s the same structure. So how do we value our uninsured participations?

We jack the fault rate up to a very high rate. We use the normal severity rate, and then we spread it at about 175 to 180 basis points above where the securitized transactions are done so.

Casey Alexander:	All right.

Barry Sloane:	The point being, if I went to a bank today and I said, I got a portfolio of $100 million worth of loans, and one in four loans are going to go bad and you are going to over the term and you are going to lose 30 percent every loan that goes bad, and it’s still going to yield you 430 basis points over your cost of funds floating rate without a cap. Do you think that would clear the market?

Casey Alexander:	Yes.

Barry Sloane:	We do. And the realty of it is, the valuation on that versus figuring out what a $15 million or $30 million loan that’s got – it’s a cash flow loan based upon financials and projections.

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I got to tell you, I like our valuations and our valuation method which is based upon real capital markets execution, diversification, lower of large numbers and structured better.

Casey Alexander:	All right. Great. Thank you very much for taking my questions. I appreciate it.

Barry Sloane:	All right. Thank you for the questions. Good ones.

Operator:	If you have a question, please press star, then one. Our next question comes from Chris Doucet with Doucet Asset Management. Your line is open.

Chris Doucet:	Hey Barry. Congratulations to you and your team on an excellent quarter.

Barry Sloane:	Thank you, Chris.

Chris Doucet:	Just a couple of questions. Most of my questions have been answered by previous callers. Just out of curious – I was going to ask you this question offline, but I will ask you online. Were you happy with the capital raise, given the fact that you had to do it at such a large discount to the net asset value?

Barry Sloane:	Sometimes you’ve got to get a little pain to move to the next step and the realty of it is yes, I think we would have certainly preferred to at a higher price. I think there is no shareholder that doesn’t want to hear that.

On the other hand, the distribution that we got particularly from institutions was fantastic. And we had to unfortunately cut people back, not being able to give people everything that they wanted in the deal by a significant amount.

And we realized to a certain degree, this is our coming out party as a BDC. And one of the things that, I am 55 years old and I have been in the finance business for over 30 years. One thing I have always learned is you’ve got to get people a good deal than you can keep coming back.

So, I think that giving people a good deal with a discount to NAV and a high yield, and a special dividend on top is going to wind up paying dividends. We are looking at how our stock is trading. It’s up about a point since the transaction. It’s really just trading very well.

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So we are very happy with the way the stock has performed and we think that JMP and Ladenberg did a real good job in the transaction and we just appreciated. We had over 40 institutions that met with us in a period of five days and we had great retail participation and we are real happy with how this has worked out.

Chris Doucet:	Would you be amenable to doing future capital raises at a discount to the net asset value?

Barry Sloane:	Chris, that is one of my favorite questions. Would we be amenable? To answer that question, we do not like selling shares below NAV, nobody does.

I think what we have to do is to look at our business and determine whether or not the capital would be accretive to all our shareholders. And I am amazed that the misused term of dilution that has occurred from time-to-time again about dilution, dilution, dilution look.

First of all, if I’m diluting anybody, I’m diluting myself, that’s with the T not a D. So I strongly prefer not to dilute myself. And the other thing to is, just from an alignment of interest standpoint, personally I don’t really make my money on just getting bigger or by giving myself a bigger base and bonus. My money is very much in line with the shareholders. It’s made by stock share appreciation and increase dividends. That’s really where my head is at.

So from my perspective, we’re going to do what makes sense. I think the market is going to recognize that we’re delivering and we’re looking forward to that discount evaporating. However, the reality is we – the other internally managed BDCs are 1.5 times – it’s just my opinion and it’s biased, not just because they are a better company than we are, they are just bigger.

So getting bigger requires that we take a little bit more pain. Well, we’re going to have to look at that when it comes, but that’s the answer to your question hopefully.

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Chris Doucet:	OK. And Barry, another question. If you did $75 million in SBA 7 loans in the fourth quarter, can you kind of walk me through or give me an idea of what your balance sheet will look like at the end of the quarter, and how much availability you might have remaining on your warehouse line?

Barry Sloane:	It’s interesting question. Well, one thing I think that’s important, let’s just assume, this is just a guess. Let assume we do a securitization sometime in the quarter just as an example. We will then clean out the warehouse line, OK, get cleaned out.

Then, let’s assume that happens I hope in two weeks. So let’s look a one month of December, I got 25 million in governments that creates 8 million of uninsured approximately, right.

Jenny Eddelson:	Twenty-five percent of 25.

Barry Sloane:	Yes, about 8 million of uninsured. So if I hold the governments because now I’ve got the cash, right. So I might as well hold the governments and not sell them, right.

Now, I know I’ve got that, sitting on the cash, so I might as well put the cash into the government 6 percent floating rate, right. So right now, my Capital One Bank without line is at zero.

Chris Doucet:	OK.

Barry Sloane:	When we do our securitization historically we’ve cleaned out everything. So there’s no loan that we have that’s not in the securitization. By the way, that’s the good evidence I think the quality of our loans.

Chris Doucet:	And so your non-recourse debt would go from $100 million to $108 million, is that how it works?

Barry Sloane:	It’s about a $100 million. I think you’re looking at that at the end of September, is that right?

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Chris Doucet:	Yes.

Barry Sloane:	So let’s assume, well, the reality of it is, let’s just go back to that securitization again, let me just think for a second. No, I think.

Chris Doucet:	I can ask you the question offline, Barry.

Barry Sloane:	Yes. It’s kind of technical because you’re creating – if you did a securitization, you’re creating more securitization, right. And you’re cleaning out the Capital One Bank line. So the Capital One Bank line basically goes down to zero. And then your plug question is, in this fantasy example, how much is your next securitization which I couldn’t talk about anyway.

Chris Doucet:	OK. Switching gears just second and somebody touched on this question a little earlier in the call. Would there be a third-party evaluation firm evaluating the various OPCOs every single quarter, or just once a year for NAV purposes? Or do they just give you a metric and you just apply your EBITDA to it every quarter and come up with your NAV? How is that going to work?

Barry Sloane:	I think right now given that we just did one, I think you can think about us maybe within the next six months doing it again.

Chris Doucet:	OK. All right. Thanks, Barry. I will step back in the quarter – in the call. Thanks.

Barry Sloane:	Thank you.

Operator:	The next question comes from Mickey Schleien with Ladenburg. Your line is open.

Mickey Schleien:	Barry, can you hear me OK?

Barry Sloane:	Yes, I can hear you loud and clear, sure.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Mickey Schleien:	So just a follow-up. In listening to your presentation, I am just curious with this large 7(a) distribution channel that you have, you must end up with borrowers who have a pretty good degree of success and grow, and eventually could get to the size where a more traditional SBIC, SBA guaranteed debenture program would work for them. Is that something that you are considering doing?

Barry Sloane:	It certainly is Mickey. It is in the registration statement. You would probably know what the current debenture rate is, but I would think it somewhere around 2.5 percent, maybe interest only for 10 years. Does that sound right?

Mickey Schleien:	Well, all-in with the fees, it is a little closer to 4 percent, but it’s still quite cheap. It is fixed rate 10 year money.

Barry Sloane:	OK. So the current structural all in loaded in is 4 percent. So I think what’s important Mickey is if we do go that route, we’re not – we don’t want to buy syndicated loans on private equity deals or leveraged buyouts from Wall Street. That’s not our thing. However, we see a lot of business opportunities not only from businesses in the existing portfolio.

We are tapped out on the SBA loan at $5 million. We see a lot of business opportunities in excess of that $7 million, $10 million, $12 million. That’s where we may look to utilize the SBIC funding and put that type of money to work. And as you know that doesn’t count towards your leverage test. So it’s really nice, raising a nice enhancer down the road.

Mickey Schleien:	Are you actively working on that process, or at this point it’s just a consideration for something down the road?

Barry Sloane:	When I said we started, we had internal discussions. We made a decision that we want to proceed on it. We are known to the SBA. In our history, we fund over a 130 equity and debt investments to private companies. So we think we are qualified, but we are at the very early stages. And I wouldn’t say it’s something we would see in 2015, but you may see it in 2016.

Mickey Schleien:	OK. I understand. Fair enough. Thanks for that.

NEWTEK BUSINESS SERVICES INC.

Moderator: Barry Sloane

11-19-14/4:15 p.m. ET

Confirmation # 32090060

Operator:	Thank you. This closes are Q&A session for today. I’ll turn it back to management for closing remarks.

Barry Sloane:	Thank you, Operator. And I really wanted to thank everybody. We put this call together quite late trying to figure out when the closing was going to happen and timing the earnings and everything.

So I really appreciate lots of people attending and the great questions certainly made this an interesting call for everybody. So thank you very much. Have a good evening.

Operator:	Ladies and gentlemen, thanks for participating in today’s program. This concludes the program. You may all disconnect.

END